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                                                    Bank of America, N.A.
                                                    Western Maryland Commercial
                                                    1070 West Patrick Street
                                                    Frederick, MD 21703-3963

                                                    Tel 301.698.6073
                                                    Fax 301.696.0179


March 16, 2000



Pierre Desjardins
Chairman of the Board
Total Containment, Inc.
A130 North Drive
P.O. Box 939
Oaks, Pennsylvania 19456



Re:  Covenant Compliance



Dear Pierre:


You have advised us that as of December 31, 1999 actual tangible net worth, as defined in the existing Loan Agreement dated December 14, 1999 between Total Containment, Inc. and Bank of America, was leas than the initial requirement. The specific covenant requirement is as follows:


o Section 4.A.i. -- Maintain a Tangible Net Worth of not less than $6,250,000 as of December 31, 1999, increasing by 50% of net income after taxes for the fiscal year ending December 31, 2000.

Based on our understanding of the factors that contributed to the company's equity position at the end of 1999, the Bank hereby agrees to retroactively reset the minimum tangible net worth requirement at $5,000,000 as of December 31, 1999. The Loan Agreement will be modified to reflect this change and we will notify you when the necessary documents have been prepared.

Please let me know if you have any questions about the new requirement.


Sincerey,

/s/ Richard C. Marshall
------------------------------
Richard C. Marshall III
Senior Vice President